Exhibit 10.3

TERMINATION AGREEMENT

This Termination Agreement is made as of July 3, 2007 by and among Manufacturers and Traders Trust Company (“Agent”), as Administrative Agent for the Lenders (“Lenders”) described in the Credit Agreement referenced below and Phoenix Footwear Group, Inc. (“Borrower”).

WHEREAS, Borrower, the Agent, and the Lenders entered into an Amended and Restated Credit Facility Agreement as of November 13, 2006, as amended (the “Credit Agreement”, with defined terms therein being applicable hereto), pursuant to which the Lenders made certain credit accommodations to the Borrower and its wholly owned subsidiaries, including Revolving Credit Loans, the First Term Loan A, the First Term Loan B, and issuance of Letters of Credit, including those set forth on Exhibit A (the “Royal Supplier L/Cs”) issued for the benefit of vendors of the Royal products, and

WHEREAS, Royal Robbins, Inc. (“Royal”) and PXG Canada, Inc. (“PXG Canada”) each are wholly owned subsidiaries of Borrower, and

WHEREAS, the Borrower secured its obligations under the Credit Agreement with a pledge of its interests in the stock of its subsidiaries, including Royal, pursuant to a certain Pledge Agreement (the “Pledge Agreement”) dated as of November 13, 2006 made by the Borrower in favor of the Agent for the benefit of the Lenders, and

WHEREAS, in connection with receiving certain benefits related to the Credit Agreement, Royal and PXG Canada guaranteed the obligations of the Borrower to the Lenders under the Credit Agreement pursuant to a certain Unlimited Guaranty and Indemnity Agreement (the “Guaranty”) dated as of November 13, 2006 and made in favor of the Agent for the benefit of the Lenders by the signatories thereto, including among others Royal and PXG Canada, and

WHEREAS, Royal and PXG Canada secured their respective obligations under the Guaranty with grants of security interests and liens in all of their respective assets pursuant to the following agreements:

(a)	Amended and Restated General Security Agreement dated as of November 13, 2006 and made in favor of the Agent for the benefit of the Lenders by the signatories thereto, including among others Royal and PXG Canada (the “2006 Security Agreement”),

(b)	Deed of Hypothec dated November 17, 2006 by and between PXG Canada and the Agent (the “Deed”),

(c)	Movable Hypothec on a Specific Claim dated November 17, 2006 between PXG Canada and the Agent (the “Movable Hypothec”),

(d)	25% Collateral Mortgage Demand Bond dated November 17, 2006 made by PXG Canada (the “Bond”, with the Deed, the Movable Hypothec, the Bond, and all related documents and agreements called the “Canadian Agreements”),

(e)	Trademark Security Agreement dated June 29, 2005 made between Royal and Manufacturers and Traders Trust Company, recorded with the United States Patent and Trademark Office on December 23, 2005), reaffirmed by Confirmation of Certain Security Documents made as of August 3, 2005 by Royal and others in favor of the Agent for the benefit of the Lenders, and further reaffirmed by Reaffirmation of Security Agreements in Trademarks dated November 13, 2006 made by Royal in favor of the Agent for the benefit of the Lenders (collectively, the “Royal Trademark Agreement”), and

(f)	Trademark Security Agreement dated June 29, 2005 made between PXG Canada and Manufacturers and Traders Trust Company, reaffirmed by Confirmation of Certain Security Documents made as of August 3, 2005 by PXG Canada and others in favor of the Agent for the benefit of the Lenders, and further reaffirmed by Reaffirmation of Security Agreements in Trademarks dated November 13, 2006 made by Royal in favor of the Agent for the benefit of the Lenders (collectively, the “PXG Canada Trademark Agreement”),

and

WHEREAS, the Borrower and Kellwood Company (“Purchaser”) have entered into a Stock Purchase Agreement dated as of June 18, 2007 pursuant to which Purchaser will purchase all of the stock of Royal, and certain PXG Canada assets related to Royal, from Borrower (the “Transaction”), and

WHEREAS, pursuant to and as required by the Credit Agreement, the Agent, for itself and on behalf of the Lenders consented to the Transaction by letter to the Borrower dated June 18, 2007 (the “Consent”), and

WHEREAS, in consideration of the application of net proceeds of the Transaction (expected to be approximately $37,000,000) to the payment of certain obligations under the Credit Agreement as provided below, the Agent on behalf of the Lenders has agreed to release the guarantee of Royal and the security interests and liens in the assets of Royal and the assets of PXG Canada being transferred as part of the Transaction, and

WHEREAS, as part of the Transaction, Purchaser has caused a letter of credit (the “Back-Up L/C”) to be issued for its account and the ratable benefit of the Agent and the Lenders to be drawn upon concurrent with draws on the Royal Supplier L/Cs for the ratable reimbursement of the Lenders therefor, and in consideration thereof, the Agent for and on behalf of the Lenders has agreed to have recourse only to the Back-Up L/C and no recourse to Borrower and each of its subsidiaries or their respective assets with respect to any Reimbursement Obligations or other Obligations related to the Royal Supplier L/Cs; provided, however the Agent and the Lenders shall continue to have full recourse to the Borrower and each of its subsidiaries except Royal as to Royal Supplier L/C #709931 in favor of Keys International, Ltd. in the amount of $674,935.97 and #709932 in favor of Keys International, Ltd. in the amount of $39,130.30 (the “Continuing L/Cs”), and

NOW THEREFORE, the Agent for itself and on behalf of the Lenders hereby agrees as follows:

1. The Consent is and remains effective. Except as expressly provided herein and in the Consent, the Credit Agreement and the Loan Documents remain in full force and effect, no amendments or waivers are implied hereby, and all rights and remedies of the Agent and Lenders related thereto shall remain in full force and effect.

2. The Borrower hereby authorizes and directs the Agent to debit the Borrower’s account with the Agent for the net proceeds of the Transaction. Notwithstanding anything in the Credit Agreement to the contrary, such net proceeds shall be applied for the ratable benefit of the Agent and Lenders first to the repayment in full of the First Term Loan B Obligations, second to the First Term Loan A Obligations, and the balance to the Revolving Credit Obligations. No prepayment penalty or premium shall be due in connection therewith.

3. The 2006 Security Agreement is hereby terminated as it relates to Royal and Royal’s assets. The 2006 Security Agreement is hereby terminated as it relates to those assets of PXG Canada transferred to the Purchaser as part of the Transaction. The 2006 Security Agreement shall remain in full force and effect as to all parties thereto except for Royal and PXG Canada, and shall remain in full force and effect as to the assets of PXG Canada not transferred to the Purchaser as part of the Transaction.

4. Neither the Agent nor the Lenders shall have any further right, interest, or claim under or pursuant to the Canadian Agreements with respect to those assets of PXG Canada transferred to the Purchaser as part of the Transaction. The Canadian Agreements shall remain in full force and effect as to the assets of PXG Canada not transferred to the Purchaser as part of the Transaction.

5. The Royal Trademark Agreement is hereby terminated.

6. The PXG Canada Trademark Agreement is hereby terminated as it relates to those assets of PXG Canada transferred to the Purchaser as part of the Transaction. The PXG Canada Trademark Agreement shall remain in full force and effect as to the assets of PXG Canada not transferred to the Purchaser as part of the Transaction.

7. The Pledge Agreement is hereby terminated as it relates to the capital stock of Royal. The Pledge Agreement shall remain in full force and effect as to all other capital stock pledged thereunder.

8. The Guaranty is hereby terminated as it relates to Royal. The Guaranty shall remain in full force and effect as to all parties thereto except for Royal.

9. The Agent and Lenders shall have recourse only to the Back-Up L/C, and shall have no recourse to the Borrower and each of its subsidiaries and their respective assets with respect to the Letter of Credit Obligations and other Obligations of any kind (including whether outstanding pursuant to the Credit Agreement or another agreement with Agent or Manufacturers and Traders Trust Company), in each case related to the Royal Supplier L/Cs and any draws thereon; provided, however, that the Agent and Lenders shall continue to have no recourse to the Back-Up L/C and shall have full recourse to the Borrower, each of its subsidiaries, and their respective assets with respect to Letter of Credit Obligations and other Obligations of any kind (including whether outstanding pursuant to the Credit Agreement or another agreement with Agent or Manufacturers and Traders Trust Company) related to the Continuing L/Cs and any draws thereon. The Royal Supplier L/Cs, except the Continuing L/Cs, shall not be considered Letters of Credit, or Letters of Credit Obligations under the Credit Agreement. The availability under the Revolving Credit Commitment shall not be reduced in any respect as a result of the Royal Supplier L/Cs with the exception of the Continuing L/Cs. The Purchaser shall be a third party beneficiary of the Agent and Lender’s agreement that they shall have no recourse to the Back-Up L/C related to the Continuing L/Cs and any draws thereon.

10. The Agent shall take such further actions, and execute and deliver such further documents and agreements, as may be reasonably necessary and requested by the Borrower and Purchaser in order to carry out the expressed intentions of this Termination Agreement, including but not limited to filing applicable UCC termination statements.

11. This Termination Agreement shall be governed by the laws of the State of New York, including Section 5-1401 of the General Obligations Law of such State.

12. The Agent makes no representations or warranty of any kind or nature regarding the guaranties, security interests, pledges, or assets referenced herein.

13. This Termination Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Agent, Lenders, and Borrower. This Termination Agreement may not be amended or modified without the written consent of the Agent and Borrower.

14. This Termination Agreement may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the Agent has caused this Termination Agreement to be executed by its duly authorized officer as of the date first above written.

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MANUFACTURERS AND TRADERS TRUST COMPANY, AS ADMINISTRATIVE AGENT FOR ITSELF AND ON BEHALF OF THE LENDERS

By:	/s/ John C. Morsch
John C. Morsch
Administrative Vice President

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James R. Riedman
James R. Riedman
Title:	Chairman